Bravo Brio Restaurant Group, Inc. Reports
Fourth Quarter & Full Year 2016 Financial Results;
Company Provides Full Year 2017 Outlook

Columbus, Ohio - February 28, 2017 - Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG) (the Company), owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the 13 and 52 week periods ended December 25, 2016 and provided its outlook for the full year 2017.

Selected Highlights for the Fourth Quarter 2016 Compared to the Fourth Quarter 2015:

▪	Revenues decreased 5.2% to $101.7 million from $107.3 million.

▪	Total comparable restaurant sales decreased 5.5%.

▪	Comparable restaurant sales decreased 7.5% at BRAVO! and decreased 4.3% at BRIO.

▪	Restaurant-level operating profit decreased 11.7% to $15.3 million from $17.3 million.

▪
The Company incurred a non-cash charge of $14.2 million related to the impairment of eight restaurants as compared to $10.2 million related to the impairment of six restaurants in the prior year period.

▪	The Company provided a $64.7 million non-cash valuation allowance against net deferred tax assets.

▪	GAAP net loss was $(73.3) million, or $(4.96) per diluted share, compared to GAAP net loss of $(2.7) million, or $(0.18) per diluted share.

▪
Adjusted net income was $1.8 million, or $0.12 per diluted share, compared to adjusted net income of $3.6 million, or $0.23 per diluted share. Please see the reconciliation from GAAP to adjusted (non-GAAP) net income in the accompanying financial tables.

Selected Highlights for the Full Year 2016 Compared to the Full Year 2015:

▪	Revenues decreased 3.2% to $410.3 million from $424.0 million.

▪	Total comparable restaurant sales decreased 5.2%.

▪	Comparable restaurant sales decreased 7.0% at BRAVO! and decreased 4.1% at BRIO.

▪	Restaurant-level operating profit decreased 17.7% to $52.2 million from $63.4 million.

▪
The Company incurred a non-cash impairment charge of $15.4 million related to the impairment of nine restaurants as compared to $10.2 million related to the impairment of six restaurants in the prior year.

▪	The Company provided a $64.7 million valuation allowance against net deferred tax assets.

▪	GAAP net loss was $(74.7) million, or $(5.09) per diluted share, compared to GAAP net income of $4.6 million, or $0.29 per diluted share.

▪
Adjusted net income was $2.5 million, or $0.17 per diluted share, compared to adjusted net income of $10.9 million, or $0.68 per diluted share. Please see the reconciliation from GAAP to adjusted (non-GAAP) net income in the accompanying financial tables.

Brian O'Malley, President and Chief Executive Officer, said, “2016 was a transitional year at BBRG as we made meaningful investments to invigorate our menus, expand our gift card partnership with Costco, lay the foundation for convenient delivery options through third-party service providers, and enhance our banquet business by adding private dining spaces at select locations. While our overall results were disappointing and the casual dining environment remains challenging, we believe these initiatives are already strengthening our brands and will ultimately lead to improved financial performance. Our fourth quarter 2016 comparable banquet sales increased 5.4%, while ‘to-go’ sales, including delivery, grew 7.6%. Additionally, our guest satisfaction scores continue to rise and our strong Holiday gift card sales should help to improve traffic over the course of this year. We believe that these indicators are early signs of sustainable momentum and will position us for a better 2017.”

O’Malley continued, “Optimizing our restaurant portfolio is also critical to achieving our strategic objectives. In 2017, we plan to add banquet rooms and test other design alternatives to ensure better use of underutilized square footage within certain locations. We believe these capital reinvestments will yield incremental sales and dining occasions. We also intend to selectively close a minimum of six underperforming locations.”

Fourth Quarter 2016 Financial Results

Revenues decreased $5.6 million, or 5.2%, to $101.7 million in the fourth quarter of 2016, from $107.3 million in the fourth quarter of 2015. The decrease in revenues was primarily due to a 5.5% decrease in comparable restaurant sales that was partially offset by a net additional three operating weeks. The total comparable restaurant sales decrease was primarily due to a 6.2% decrease in guest counts, partially offset by a 0.7% increase in average check.

Total restaurant operating costs, which includes cost of sales, labor costs, operating costs and occupancy costs, decreased $3.6 million, or 4.0%, to $86.4 million in the fourth quarter of 2016, from $90.0 million in the fourth quarter of 2015. Total restaurant-level operating profit decreased $2.0 million, or 11.7%, to $15.3 million from $17.3 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 15.0% in the fourth quarter of 2016 from 16.1% in the fourth quarter of 2015, primarily attributable to the deleveraging resulting from the comparable restaurant sales decrease in 2016 as compared to 2015.

GAAP net loss in the fourth quarter of 2016 was $(73.3) million, or $(4.96) per diluted share, compared to GAAP net loss of $(2.7) million, or $(0.18) per diluted share, in the same period last year. The Company incurred a non-cash impairment charge of $14.2 million in the fourth quarter of 2016 related to eight restaurants as well as providing a $64.7 million non-cash valuation allowance against net deferred tax assets.

On an adjusted basis, a measure that the Company believes provides additional information to facilitate a year-over-year performance comparison, adjusted net income in the fourth quarter of 2016 was $1.8 million, or $0.12 per diluted share, compared to adjusted net income of $3.6 million, or $0.23 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP net income to adjusted (non-GAAP) net income.

Fourth Quarter 2016 Brand Operating Highlights

Comparable restaurant sales at BRAVO! decreased 7.5% and at BRIO decreased 4.3%. Average weekly sales for BRAVO! and BRIO were $56,500 and $77,000, respectively.

During the fourth quarter of 2016, the Company opened a BRIO restaurant in Torrance, California. As of December 25, 2016, the Company operated 51 BRAVO!, 65 BRIO, and one Bon Vie restaurant across 33 states. Included in this total is one BRIO restaurant operated under a management agreement. Additionally, one BRIO restaurant operates under a franchise agreement for which the Company receives a royalty fee.

2017 Outlook

The Company is providing the following outlook for the 53-week period ending December 31, 2017:

•	Revenues of $406 million to $416 million.

•	Total comparable restaurant sales of minus 2.5% to flat.

•	Development of one Company-operated restaurant.

•	Pre-opening costs of $0.5 million to $1.0 million.

•	Diluted earnings per share of $0.22 to $0.32.

•	Capital expenditures of $10.0 million to $12.0 million.

•	Diluted share count of approximately 15.4 million.

•	Estimated annual tax rate of approximately 10%.

As part of a review of its restaurant portfolio, the Company expects to close at least six underperforming restaurants and reinvest capital into certain existing restaurants through reimaging and private dining room initiatives.

Investor Conference Call and Webcast

The Company will host an investor conference call to discuss fourth quarter and full year 2016 financial results today at 5:00 PM ET. Hosting the call will be Brian O'Malley, President and Chief Executive Officer and Jim O'Connor, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (888) 428-9490, or for international callers (719) 457-2643. A replay will be available one hour after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the conference ID is 3000834. The replay will be available until Tuesday, March 7, 2017.

The call will also be webcast live from and later archived on the Company's investor relations website at http://investors.bbrg.com in the ‘Presentations and Events’ section.

About Bravo Brio Restaurant Group, Inc.

Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG's brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements

Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or Bravo Brio Restaurant Group, Inc.'s future financial performance. The Company has attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission on February 29, 2016.

Although Bravo Brio Restaurant Group, Inc. believes that the expectations reflected in the forward-looking statements are reasonable based on its current knowledge of the business and operations, it cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change.

Contacts:
Investor Relations
Don Duffy / Raphael Gross
(203) 682-8200

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
GAAP PRESENTATION WITH RECONCILIATION TO ADJUSTED
FOR THE QUARTER AND FISCAL YEAR ENDED DECEMBER 25, 2016 AND DECEMBER 27, 2015
(in thousands except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended		Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	December 25, 2016		December 27, 2015		December 25, 2016		December 27, 2015
Revenues	$101,653		$107,285		$410,254		$423,994
Costs and expenses
Cost of sales	26,403	26.0%	27,037	25.2%	106,910	26.1%	106,942	25.2%
Labor	35,843	35.3%	37,622	35.1%	151,797	37.0%	151,893	35.8%
Operating	15,708	15.5%	17,123	16.0%	67,334	16.4%	69,568	16.4%
Occupancy	8,437	8.3%	8,214	7.7%	32,059	7.8%	32,226	7.6%
General and administrative expenses	8,421	8.3%	7,289	6.8%	28,562	7.0%	24,520	5.8%
Restaurant pre-opening costs	417	0.4%	626	0.6%	1,038	0.3%	3,009	0.7%
Asset impairment charges	14,160	13.9%	10,201	9.5%	15,409	3.8%	10,201	2.4%
Depreciation and amortization	5,644	5.6%	5,903	5.5%	22,324	5.4%	22,435	5.3%
Total costs and expenses	115,033	113.2%	114,015	106.3%	425,433	103.7%	420,794	99.2%
(Loss) income from operations	(13,380)	(13.2)%	(6,730)	(6.3)%	(15,179)	(3.7)%	3,200	0.8%
Interest expense, net	605	0.6%	342	0.3%	1,703	0.4%	1,484	0.4%
(Loss) income before income taxes	(13,985)	(13.8)%	(7,072)	(6.6)%	(16,882)	(4.1)%	1,716	0.4%
Income tax expense (benefit)	59,339	58.4%	(4,370)	(4.1)%	57,833	14.1%	(2,864)	(0.7)%
Net (loss) income	$(73,324)	(72.1)%	$(2,702)	(2.5)%	$(74,715)	(18.2)%	$4,580	1.1%

Net (loss) income per share — basic	$(4.96)		$(0.18)		$(5.09)		$0.30
Net (loss) income per share — diluted	$(4.96)		$(0.18)		$(5.09)		$0.29
Weighted average shares outstanding-basic	14,776		15,050		14,680		15,143
Weighted average shares outstanding-diluted	14,776		15,050		14,680		15,865

Certain percentage amounts may not sum due to rounding.

ADJUSTMENTS TO RECONCILE GAAP TO ADJUSTED RESULTS

Asset impairment charges	$14,160		$10,201		$15,409		$10,201
Litigation reserves	465		—		465		—
Write-off of unamortized loan origination fees	89		—		89		—
Valuation allowance on deferred tax assets	64,682		—		64,682		—
Tax expense related to an IRS audit settlement	—		—		265		—
Tax expense from excess tax deficiency for option exercises	1,637		—		2,395		—
Income tax expense	(5,935)		(3,918)		(6,060)		(3,918)
Total adjustments	75,098		6,283		77,245		6,283

Adjusted net income	$1,774		$3,581		$2,530		$10,863

Net income per basic share- adjusted	$0.13		$0.24		$0.18		$0.72
Net income per diluted share- adjusted	$0.12		$0.23		$0.17		$0.68

Weighted average shares outstanding-basic	14,776		15,050		14,680		15,143
Weighted average shares outstanding-diluted	15,177		15,761		15,319		15,865

BRAVO BRIO RESTAURANT GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 25, 2016 AND DECEMBER 27, 2015
(Dollars in thousands)

	December 25, 2016	December 27, 2015

Assets
Current assets
Cash and cash equivalents	$444	$447
Accounts receivable	9,587	9,617
Tenant improvement allowance receivable	799	286
Inventories	3,114	3,163
Prepaid expenses and other current assets	3,339	1,859
Total current assets	17,283	15,372
Property and equipment, net	145,120	170,463
Deferred income taxes, net	—	58,054
Other assets, net	4,359	4,171
Total assets	$166,762	$248,060

Liabilities and Shareholders’ (Deficiency in Assets) Equity
Current liabilities
Trade and construction payables	$15,514	$16,283
Accrued expenses	27,351	28,869
Current portion of long-term debt	4,000	—
Deferred lease incentives	7,334	7,230
Deferred gift card revenue	18,618	14,728
Total current liabilities	72,817	67,110
Deferred lease incentives	54,459	59,553
Long-term debt	37,500	43,300
Other long-term liabilities	23,516	23,273

Shareholders’ (deficiency in assets) equity
Common shares, no par value per share— authorized 100,000,000 shares; 21,069,454 shares issued at December 25, 2016; and 20,293,296 shares issued at December 27, 2015	202,561	200,739
Preferred shares, no par value per share— authorized 5,000,000; and 0 shares issued and outstanding at December 25, 2016 and December 27, 2015	—	—
Treasury shares, 5,977,860 shares at December 25, 2016 and 5,534,308 shares at December 27, 2015	(81,019)	(77,558)
Retained deficit	(143,072)	(68,357)
Total shareholders’ (deficiency in assets) equity	(21,530)	54,824
Total liabilities and shareholders’ (deficiency in assets) equity	$166,762	$248,060